Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of ProSomnus Inc. on Amendment No 2 to Form S-1 (No. 333-269156) of our report dated April 14, 2023, which contains an explanatory paragraph related to a change in the method of accounting for leases as January 1, 2022, due to the adoption of Accounting Standards Update 2016-02, Leases (Topic 842), relating to the consolidated financial statements of ProSomnus, Inc. as of and for the year ended December 31, 2022 which report appears in this Registration Statement. We also consent to the reference to our Firm under the section “Experts”.

/s/ Marcum LLP

Portland, Maine

May 12, 2023